Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-4 No. 333 – 174291) of CenturyLink, Inc. relating to the registration of shares of its common stock, and to the incorporation by reference therein of our reports dated March 4, 2011, with respect to the consolidated financial statements and related financial statement schedule of SAVVIS, Inc., and the effectiveness of internal control over financial reporting of SAVVIS, Inc., included in its 2010 Annual Report (Form 10-K) of SAVVIS, Inc. for the year ended December 31, 2010 filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
St. Louis, Missouri
June 6, 2011